As filed with the Securities and Exchange Commission on August 7, 1997

                                                         REGISTRATION NO. 333-

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                              -----------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                              -----------------

                         BIO-TECHNOLOGY GENERAL CORP.
             ----------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)


              DELAWARE                                   13-3033811
   ---------------------------                   --------------------------
    (State or other jurisdiction of                  (I.R.S. Employer
    incorporation or organization)                   Identification No.)


                70 Wood Avenue South, Iselin, New Jersey 08830
              -------------------------------------------------
             (Address of Principal Executive Offices (Zip Code)

                              -----------------

              BIO-TECHNOLOGY GENERAL CORP. 1992 STOCK OPTION PLAN
              ---------------------------------------------------
                           (Full Title of the Plan)

                                   SIM FASS
         -------------------------------------------------------------
         Chairman of the Board, Chief Executive Officer and President
                         Bio-technology General Corp.
                70 Wood Avenue South, Iselin, New Jersey 08830
                   (Name and Address of Agent for Service)
 Telephone Number, Including Area Code, of Agent for Service: (908) 632-8800

                              -----------------

                         CALCULATION OF REGISTRATION FEE

                                              PROPOSED
                                              MAXIMUM        PROPOSED
                                              OFFERING        MAXIMUM
                                              PRICE          AGGREGATE      AMOUNT OF
    TITLE OF SECURITIES     AMOUNT TO BE       PER          OFFERING      REGISTRATION
      TO BE REGISTERED      REGISTERED(1)     SHARE(2)         PRICE          FEE
    ------------------      -------------     ---------     ----------    -------------
Common Stock, par value
 of $.01 per share          6,000,000 shares   $12.91      $77,460,000   $23,473.00


(1) This registration statement shall also cover any additional indeterminable number of shares as may be required pursuant to the Bio-Technology General Corp. 1992 Stock Option Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

(2) The price is estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Act") solely for the purpose of calculating the registration fee and is $12.91, the average of the high and low prices of Bio-Technology General Corp. Common Stock as reported on The Nasdaq Stock Market on August 5, 1997.

     In addition, pursuant to Rule 416(c) under the Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PROSPECTUS

                                6,000,000 SHARES

                          BIO-TECHNOLOGY GENERAL CORP.

                                  COMMON STOCK

                     UNDER THE BIO-TECHNOLOGY GENERAL CORP.
                             1992 STOCK OPTION PLAN

     This Prospectus relates to the offer and sale of up to 6,000,000 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), of Bio-Technology General Corp. ("BTG" or the "Company"). The Shares are being offered for sale by certain stockholders of the Company (the "Selling Stockholders") who acquired such Shares pursuant to the Company's 1992 Stock Option Plan (the "Plan"). See "Selling Stockholders." The Company's Common Stock is traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "BTGC." On August 6, 1997, the closing price of the Common Stock, as reported in the consolidated reporting system, was $12.9375 per share.

     The Company will not receive any of the proceeds from sales of the Shares by the Selling Stockholders. The Shares may be offered from time to time by the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

     The Selling Stockholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders (or their donees and pledgees).

                                 ---------------

     SEE "RISK FACTORS", WHICH BEGINS ON PAGE 6 OF THIS PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 7, 1997

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.

     This Prospectus constitutes a part of a Registration Statement on Form S-8 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

     Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to BTG that are based on the beliefs of the management of BTG, as well as assumptions made by and information currently available to the management of BTG. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of BTG with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including those discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. BTG does not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The information in the following documents filed by BTG with the Commission (File No. 0-15313) pursuant to the Exchange Act is incorporated by reference in this Prospectus:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     (c) The Registrant's Form 8-A dated July 25, 1983, as amended by Amendment No. 1 to Form 8-A dated September 29, 1983 and Amendment No. 2 to Form 8-A dated October 1, 1986.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents or reports. The information relating to the Company in this Prospectus should be read together with the information in the documents incorporated by reference.

     Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus modifies or replaces such statement.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: Bio-Technology General Corp., 70 Wood Avenue South, Iselin, New Jersey 08830, Attention: President (Tel. No. (908) 632-8800). The Company furnishes its stockholders with an annual report containing audited financial statements. In addition, the Company may furnish such other reports as may be authorized, from time to time, by the Board of Directors.

                                   THE COMPANY

     Bio-Technology General Corp. ("BTG" or the "Company") is engaged in the research, development, manufacture and marketing of biopharmaceutical products. The Company has emerged as one of the few profitable publicly-traded biopharmaceutical companies in the United States. Through a combination of internal research and development, acquisitions, collaborative relationships and licensing arrangements, BTG has developed a portfolio of therapeutic products, including five products that have received regulatory approval for sale, of which four are currently being marketed, four products in clinical trials and three products in pre-clinical development. The Company distributes its products on a worldwide basis through a direct sales force in the United States and Israel and through third-party license and distribution relationships elsewhere. The Company seeks both broad markets for its products as well as specialized markets where it can seek Orphan Drug status and potential marketing exclusivity.

     The Company's approved products include Bio-Tropin(TM) (human growth hormone), which is currently being marketed in Japan and in several countries in Europe, Latin America and the Far East for the treatment of growth hormone deficiency in children; Oxandrin(R) (oxandrolone) for the treatment of weight loss due to severe trauma, chronic infection, extensive surgery or unknown pathophysiology, which is primarily marketed in the United States and which to date has been primarily used to treat weight loss in AIDS patients; BioLon(TM) (sodium hyaluronate), which is currently marketed in several countries in North and Latin America, Europe, Asia, Africa and the Far East for the protection of the corneal endothelium during ophthalmic implant surgery; Delatestryl(R) (injectable testosterone), which is currently marketed in the United States for hypogonadism and delayed puberty; and Silkis(R), a vitamin D derivative, which is currently approved in two European countries for the topical treatment of recalcitrant psoriasis.

     The Company's principal products in registration, advanced stages of development and clinical testing include a higher dosage formulation of Oxandrin for AIDS cachexia; Oxandrin for the treatment of Turner syndrome and malnutrition in persons suffering form alcoholic hepatitis; Androtest-SL(R) (sublingual testosterone) for the treatment of hypogonadism; Bio-Hep-B(TM), a third generation vaccine against hepatitis-B virus; OxSODrol(TM) (human superoxide dismutase) for the treatment of bronchopulmonary dysplasia in premature infants; and Imagex(TM), a clot-imaging agent. BTG's current pre-clinical research focus is on cardiovascular drugs, principally BioFlow(TM), an anti-reocclusion agent, and Factorex(TM), an anti-coagulant, as well as on a recombinant form of insulin.

     The Company's primary objective is to become a leading biopharmaceutical company focused on developing and commercializing a broad spectrum of therapeutic products on a worldwide basis. To achieve this objective, the Company is: (i) expanding acceptance of approved products by seeking broader application within their current regulatory approvals; (ii) developing new formulations for approved products by pursuing new dosages, formulations, and delivery systems which will be easier to use and may provide additional proprietary protection; (iii) continuing to develop novel and innovative products through internal research and development; (iv) expanding sales and marketing capabilities, both in the United States, where the Company utilizes a direct sales force, and outside the United States, where the Company will continue to establish relationships with marketing partners worldwide; and
(v) acquiring complementary technologies and products that enable the Company to broaden its product line and leverage its distribution network.

     The Company was incorporated in Delaware in 1980. The Company's headquarters are located at 70 Wood Avenue South, Iselin, New Jersey. The Company's overall administration, licensing, human clinical studies, marketing activities, quality assurance and regulatory affairs are primarily coordinated at the Company's headquarters. Pre-clinical studies, research and development activities and manufacturing of the Company's genetically engineered products are primarily carried out through its wholly-owned subsidiary in Rehovot, Israel. The Company's telephone number is 908-632-8800.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

     Dependence on Oxandrin. A substantial portion of the increase in the Company's revenues in 1996 and the first quarter of 1997 resulted from increasing sales of Oxandrin, which the Company relaunched in the United States during December 1995. There can be no assurance that such sales increases will continue. A substantial number of users of Oxandrin are patients with AIDS and as more successful treatments for this disease, such as protease inhibitors, are developed, the need to use Oxandrin by these patients may be reduced. Although the Company is working to expand the use of Oxandrin to treat other conditions covered by the product's current United States Food and Drug Administration ("FDA") approval, such as the treatment of weight loss suffered by burn victims and persons suffering from chronic obstructive pulmonary disease and cancer, there can be no assurance that the Company will be successful in its efforts. Additionally, there are no patents covering Oxandrin, and there can be no assurance that others will not introduce an oxandrolone product.

     Dependence on Third-Party Suppliers. The Company is dependent on third parties for the manufacture of Oxandrin and Delatestryl and the filling and vialing of its Bio-Tropin product. Although the Company is a party to an exclusive supply arrangement with G.D. Searle & Company Limited ("Searle"), and an alternative exclusive supply agreement with Societa Prodotti Antibiotici S.p.A. ("SPA"), covering the supply of Oxandrin to BTG through at least the year 2003, there can be no assurance that Searle will continue to, or that SPA will be able to, provide the Company with sufficient supplies of Oxandrin to satisfy its future needs. Bristol-Myers Squibb Company ("Bristol") has manufactured Delatestryl for the Company pursuant to an agreement which expired in March 1997. Although Bristol has continued to honor the Company's purchase orders to date, there can be no assurance that Bristol will continue to do so or that the Company's supply requirements will be satisfied. In addition, the Company is dependent on Dr. Madaus GmbH ("Dr. Madaus") to fill and vial the Company's Bio-Tropin product. Any failure of Searle and SPA, Bristol or Dr. Madaus to fulfill its obligations to the Company could have a material adverse effect on the business, results of operations and financial condition of the Company. There can be no assurance that the Company would be able to find an alternative supplier for any of Searle and SPA, Bristol or Dr. Madaus if they were unable or unwilling to fulfill their obligations to the Company.

     Dependence on Third-Party Licensees. The Company has derived, and expects to continue to derive over the next several years, revenues from existing and new licensing, research and development and marketing agreements. These agreements typically provide the Company's licensees with certain rights, subject to an obligation to pay royalties to the Company based on any future product sales or to purchase product from the Company, to manufacture and market specified products developed using the Company's proprietary technology. Certain of these agreements provide for funding by licensees of research activities performed on their behalf by the Company. Continued funding and participation by these licensees will depend not only on the timely achievement of milestones, which cannot be assured, but also on each licensee's own financial, competitive, marketing and strategic considerations. Such considerations include the relative advantages, including patent and proprietary positions, of alternate products being marketed or developed by others. Furthermore, the amounts of any payments to be received by the Company under its license agreements from the sale of products by licensees will be dependent on the extent to which its licensees devote resources to the development and commercialization of the products. Although the Company believes its licensees have an economic motivation to commercialize their products, the Company has no effective control over the licensees' commercialization efforts.

     Risk of Pending Patent Litigation. To date, the Company has been, or currently is, party to several administrative and legal proceedings relating to its technologies, products and patents and the patents of others. On March 16, 1993, Genentech, Inc. ("Genentech") filed a complaint with the United States International Trade Commission (the "ITC") alleging, among other things, that BTG's importation of its human growth hormone ("hGH") into the United States violates Section 337 of the Tariff Act of 1930 because of the existence of certain claims in U.S. patents of Genentech. Genentech sought an immediate investigation and an order that BTG cease and desist from importing hGH into the United States. The trial on the Genentech complaint was held in April 1994. In January 1995, the ITC issued a final decision dismissing the complaint with prejudice as a sanction for Genentech's conduct which resulted in an incomplete record and violated the due process rights of BTG and Novo-Nordisk A/S, another respondent in the proceeding. The ITC also found no violation by BTG of Section 337 of the Tariff Act of 1930. Genentech appealed the ITC decision to the United States Court of Appeals for the Federal Circuit (the "CAFC"). The appeal was heard on December 4, 1995, and a decision is pending. During 1993 and 1994, BTG incurred total legal fees of approximately $4.2 million relating to the ITC proceeding.

     On December 1, 1994, Genentech filed a lawsuit against BTG in the United States District Court for the District of Delaware alleging that BTG's importation of hGH infringed two Genentech process patents. In January 1995, BTG commenced an action against Genentech in the United States District Court for the Southern District of New York seeking, among other things, declaratory judgments as to the non-infringement, invalidity and unenforceability of such Genentech patents as well as damages resulting from Genentech's actions in the ITC proceedings. The Delaware action was consolidated with the New York action, and in August 1995 the United States District Court for the Southern District of New York granted a preliminary injunction prohibiting the commercial introduction in the U.S. of BTG's hGH. In April 1996 the CAFC rejected BTG's appeal of the grant of the preliminary injunction. In May 1996 the CAFC rejected BTG's request for a rehearing and a rehearing en banc. BTG filed a petition for a writ of certiorari with the U.S. Supreme Court, which was denied in October 1996. BTG is now precluded from marketing and distributing its human growth hormone in the United States pending the outcome of the patent infringement action. Although BTG believes that it does not infringe any valid Genentech patent, there can be no assurance that BTG will not be found to be infringing Genentech's patents. If BTG is ultimately found by the district court to infringe one or more claims in Genentech's U.S. patents, it likely will be precluded from selling its hGH in the United States during the life of these Genentech patents. The Company is currently evaluating its options in light of the district court and CAFC decisions. During 1995, the Company incurred total legal fees relating to this litigation of approximately $824,000, which amount was initially capitalized but subsequently written off in the first quarter of 1996 following the CAFC decision.

     In September 1993, JCR Pharmaceuticals Co., Ltd. ("JCR"), the Company's exclusive distributor of hGH in Japan, received a letter from attorneys representing Genentech and its licensee, Kabi Pharmacia AV, claiming that JCR's sale of the Company's hGH infringed certain Genentech patents and patent applications and demanding that JCR cease the sale of the Company's hGH in Japan. During 1994, JCR and BTG filed oppositions to two Genentech patent applications in Japan that were first published for opposition in the first half of 1994. BTG was informed in 1997 that its and JCR's oppositions were denied. Although the Company does not believe that it is infringing or has ever infringed any valid Genentech patent or patent application, there can be no assurance that BTG's hGH will not be found to infringe certain Genentech patents in Japan. If the Company's hGH is found to infringe certain Genentech patents in Japan, JCR and/or the Company may be obliged to pay damages, and would need to obtain a license from Genentech in order to continue sales of hGH in Japan. There can be no assurance that such a license will be granted by Genentech, or that JCR will not be required to stop selling the Company's hGH in Japan. Sales of hGH to JCR in 1996 and the first quarter of 1997 were approximately $12.9 million and $4.7 million, respectively, representing 32% and 33%, respectively, of the Company's total product sales in those periods and 71% and 69%, respectively, of the Company's total hGH product sales in those periods.

     During 1991, BTG received notification from the U.S. Patent Office Board of Patent Appeals and Interferences (the "Patent Office") of the declaration of an interference between an issued patent assigned to BTG covering a method for producing enzymatically active human copper/zinc superoxide dismutase ("SOD") in bacteria and a pending application of Chiron Corp. ("Chiron") which claims an earlier filing date. While BTG is vigorously defending its patent, it cannot predict the outcome of such interference. However, should BTG's patent be disallowed and a corresponding patent be issued to Chiron, BTG's present method of producing enzymatically active human copper/zinc SOD in bacteria may need to be altered, which may or may not be possible; alternatively, BTG could seek a license to market under Chiron's patent, which may or may not be available. Subsequent to the interference being declared, Chiron was issued a U.S. patent for the bacterially produced form of recombinant human copper/zinc SOD. BTG is seeking to have the Patent Office either expand the scope of the existing interference action or declare a separate interference to determine that BTG rather than Chiron should hold the patent for the bacterially produced form of recombinant human copper/zinc SOD on the basis that BTG scientists, not Chiron scientists, invented the method for producing recombinant human copper/zinc SOD in bacteria. Unless BTG is able to prevail in this effort or to obtain a license from Chiron, BTG may be unable to commercialize its OxSODrol product in the United States. This matter is currently under consideration by the Patent Office. In addition, the Israeli Patent Office has accepted a Chiron patent application covering a DNA construct having certain specified functions for expression of active copper/zinc SOD and a method for production of active copper/zinc SOD in a microorganism harboring this construct. BTG is opposing the grant of this patent; however, there can be no assurance that this opposition will be successful. If the opposition is unsuccessful, BTG may be precluded from manufacturing OxSODrol in Israel. In March 1993, the Patent Office issued a patent exclusively licensed to BTG containing broad claims for the gene encoding human copper/zinc SOD, related recombinant expression vectors and genetically engineered cells containing the gene. BTG believes that Chiron could not commercialize its yeast-produced SOD product in the United States without infringing this patent. However, the issuance of this patent does not assure BTG's ability to commercialize its OxSODrol product.

     In September 1991, the Company received a letter from Biogen, Inc. ("Biogen") stating that it believed that the Company's recombinant surface antigen of the hepatitis-B virus, which is an active ingredient of the Company's Bio-Hep-B vaccine, or the Company's intermediates for the process of making such antigen, falls within the claims of one or more of Biogen's patents and/or patent applications. To date, the Company's activities with respect to its Bio-Hep-B vaccine have been limited to research and clinical evaluations, which activities the Company believes do not infringe Biogen's patent rights. The Company has also made inquiries of Biogen and SmithKline Beecham (the exclusive licensee of all of Biogen's hepatitis-B patents except those in Japan) requesting that the Company be granted a license to the Biogen patents; however, such efforts have not been successful to date.

     In January 1992, Bio-Technology General (Israel) Ltd., the Company's wholly-owned Israeli subsidiary ("BTG-Israel"), filed an application in the Israeli Patent Office for a compulsory license to manufacture BTG's Bio-Hep-B vaccine under Biogen's Israeli patent. In September 1995 the Registrar ruled in an interlocutory decision that BTG-Israel is entitled to a compulsory license to the Biogen patent. Biogen's appeal of the interlocutory decision was rejected. In late 1996, the Israeli Registrar of Patents (the "Registrar") set the terms of the license, including royalties to be paid by BTG to Biogen. This decision (and consequently the license) was to come into effect in December 1996. Biogen appealed the Registrar's decision to the District Court of Tel Aviv, Israel. With its appeal Biogen also moved for a stay of the license, which was granted ex parte pending hearings with both parties. Following hearings which took place in December 1996, the motion was denied in January 1997; however, the ex parte stay was left in force pending Biogen's appeal to the Supreme Court and maintained by the Supreme Court pending the decision by the District Court on the merits of Biogen's appeal. The District Court heard the appeal in early March 1997, and in June 1997 the District Court denied Biogen's appeal and subsequent motion for a stay pending Biogen's appeal of the District Court decision on the merits. Biogen has the right to appeal the District Court's decision to the Israeli Supreme Court. The compulsory license is now effective and allows BTG-Israel to produce the vaccine in Israel upon receipt of regulatory approval and to export the vaccine to countries in which neither Biogen nor others have been granted a blocking patent. There can be no assurance that the compulsory license will not be subsequently overturned by the Israel Patent Office or by a court. If the compulsory license is overturned, BTG may not be able to manufacture or sell its Bio-Hep-B vaccine in Israel or to export such product from Israel unless the patent expires or is revoked.

     In August 1992, Biogen sued BTG-Israel for allegedly infringing its Israeli patent (which is the subject of the compulsory license) by virtue of its preparation of BTG's Bio-Hep-B vaccine for use in clinical trials, and applied for an interlocutory injunction restraining BTG-Israel from continuing research and development activities and clinical trials. In June 1993, the District Court of Tel Aviv, Israel denied Biogen's application for an interlocutory injunction in connection with research and development and clinical trials, but enjoined BTG-Israel from commercial marketing of its Bio-Hep-B vaccine unless permitted by Biogen or its exclusive licensee, until a compulsory license is obtained, or until the patent expires or is revoked. These proceedings are continuing. There can be no assurance that the outcome of these proceedings will be favorable to BTG, and the Company cannot predict what effect it may have on the compulsory license or on the ability of BTG to successfully commercialize and market the Bio-Hep-B vaccine. An outcome unfavorable to BTG may adversely affect the ability of BTG to commercialize and market the Bio-Hep-B vaccine.

     The Company has been advised by Scitech Medical Products, Pte., Ltd. ("Scitech"), its Bio-Hep-B licensee in certain countries in the Far East, that in April 1993 Biogen initiated suit against Scitech in Singapore asserting that Scitech's conduct of clinical trials in Singapore with respect to the Company's hepatitis-B vaccine constitutes infringement of Biogen's patent rights in Singapore and claiming rights in the data obtained by Scitech through its clinical trials in Singapore and that an interlocutory hearing was held in September 1993, although to date no final decision has been rendered. Biogen's Singapore patent rights are based on the registration of its corresponding UK patents, and the validity of patents in Singapore depends on the validity of the corresponding UK patents. Biogen's broad U.K. patent (on which Singapore registration is based) was invalidated by the U.K. Court of Appeals in October 1994, which decision was upheld by the House of Lords in October 1996. Biogen is currently attempting to have amended claims allowed. Additionally, three claims of a narrower UK patent were upheld. The Company believes that none of these claims will affect commercialization of the Company's vaccine, although there can be no assurance of this. The Company is aware that certain other patents have been granted or are pending that may prevent the Company from selling its vaccine in the United States, Europe and certain other countries. The Company's failure to obtain any needed license, or a determination that its vaccine infringes the patent rights of Biogen or others, would substantially limit, if not prohibit, the commercialization of the Bio-Hep-B vaccine in those countries in which Biogen or others have a patent until such patent is revoked or expires. The ability of the Company to secure any necessary licenses or sublicenses to these patents or applications cannot be predicted.

     Three patent applications of Genentech in Israel which cover general methods relating to genetically engineered products and to human growth hormone were accepted in 1983 (two) and 1985 (one). BTG is opposing the grant of these patents. One of these three Israeli applications corresponds to the two U.S. patents which are the subject of the complaint asserted by Genentech against BTG in the United States District Court in Delaware (subsequently consolidated with related proceedings in New York). Additionally, in 1984 an Israeli patent application of Biogen which relates to expression vectors was accepted; BTG is opposing the grant of this patent. There can be no assurance that BTG will be successful in its opposition to the grant of these patents. If BTG is unsuccessful in its opposition in Israel, then BTG may be unable to manufacture its products in Israel.

     The Company has also initiated proceedings in Israel and Europe to oppose the grant to several of its competitors of patents relating to vector systems, and may oppose corresponding patents in other jurisdictions. Additionally, during 1991 and 1992, proceedings were initiated in Israel to oppose the grant of patents relating to the OxSODrol and Bio-Flow products, respectively. Although the outcome of the proceedings cannot be predicted with certainty and will likely not be determined for several years, the Company believes that the outcome will be favorable, although there can be no assurance of this. The Company is aware of patent applications filed by, or patents issued to, other entities with respect to technology potentially useful to the Company and, in some cases, related to products and processes being developed by the Company. The Company cannot presently assess the effect, if any, that these patents may have on its operations. The extent to which efforts by other researchers have or will result in patents and the extent to which the issuance of patents to others would have a materially adverse effect on the Company or would force the Company to obtain licenses from others are currently unknown.

     In 1986, the Company licensed from the U.S. Department of Commerce a U.S. patent relating to the sublingual delivery of sex steroids, in which the drug is absorbed into the bloodstream through the mucosal membrane under the tongue. Subsequently the Company licensed from the U.S. Department of Commerce one claim of a related U.S. patent, which patent is currently the subject of an interference action by Janssen, a division of Johnson & Johnson. The Company is currently in negotiations to secure a license to Janssen's patents and technology, although there can be no assurance it will be able to obtain a license on reasonable terms or at all. If Janssen is successful in this interference action and BTG is unable to obtain a license, BTG may be prohibited from commercializing Androtest-SL.

     Uncertainty of Protection of Patents and Proprietary Technology. The Company has developed patentable technology and proprietary know-how and has acquired from various universities and institutions certain basic technologies, as to which either patents have been issued or patent applications are pending. There can be no assurance that patent applications will result in issued patents, that the claims allowed in such issued patents will be sufficiently broad to protect the Company's proprietary rights or that patents will not be challenged, circumvented or invalidated or that rights granted pursuant to such patents will provide competitive advantages to the Company. The Company's success depends in part on its ability to continue to obtain patent protection in the United States and other countries for its technologies and the products, if any, resulting from such technologies. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for technology covered by the Company's pending applications or that the Company was the first to file patent applications for such technology. The Company also relies on trade secrets, proprietary know-how and technological innovation which it seeks to protect with confidentiality agreements with its employees, consultants and licensees. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that BTG's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by competitors.

     BTG's commercial success will also depend in part on the Company not infringing patents or proprietary rights of third parties. A number of companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that relate to the Company's business, and such entities may file applications for or be issued patents in the future with respect to technology potentially necessary or useful to BTG. Some of these technologies, applications or patents may conflict with the Company's technologies and existing or future patents, if any, or patent applications. Such conflict could limit the scope of patents that BTG has obtained or may obtain in the future or result in patent applications failing to issue as patents. In addition, if third parties obtain patents which cover the Company's activities, there can be no assurance that BTG would be able to license such patents on reasonable terms, or at all, or be able to license or develop alternative technology. As more patents are issued to third parties, the risk that the Company's products and activities may give rise to claims that they infringe the patents of others increases.

     The Company expects that administrative hearings, litigation or both will be necessary to determine the validity and scope of its and others' proprietary or biotechnology patents. Such administrative proceedings or litigation have to date required, and may in the future require, a significant commitment of the Company's resources. Any such commitment may divert resources from other areas of the Company.

     Limited Manufacturing Capacity and Experience. The Company has limited commercial scale manufacturing capacity and experience. While it is expected that the Company's manufacturing facilities will allow the Company to satisfy its current and anticipated near-term requirements, the Company will need a larger facility within the next several years to meet anticipated increases in demand for its products. The Company is required to obtain regulatory approval for all of its commercial manufacturing processes and facilities, and to date the Company has been able to obtain such approvals. Any failure to receive, or a substantial delay in obtaining, regulatory approval for its manufacturing processes and facilities could have a material adverse effect on the Company.

     The manufacture of the Company's products involves a number of technical steps and requires meeting stringent quality control specifications imposed by governmental regulatory bodies and by the Company itself. Further, such products can only be manufactured in facilities approved by the applicable regulatory authorities. As a result, the Company may not be able to quickly and efficiently replace its manufacturing capacity in the event that it is unable to manufacture its products at its facilities. In the event of a natural disaster, equipment failure, strike, war or other difficulty, BTG may be unable to manufacture its products in a manner necessary to fulfill demand. BTG's inability to fulfill demand may permit its licensees and distributors to terminate their agreements, seek alternate suppliers or manufacture the products themselves. Additionally, if the Company does not receive regulatory approval for its new facility, it would likely be unable to meet the anticipated increased demands for its products, which would have a material adverse effect on BTG's business, results of operations and financial condition. The Company is dependent on third parties to manufacture all or a portion of certain of its products. See "-- Dependence on Third-Party Suppliers."

     Limited Marketing Capability and Experience. The Company established a sales and marketing force in the United States during the second half of 1995 to promote distribution of Oxandrin and other BTG products in the United States. With respect to territories outside the United States, the Company does not yet have an established sales force and relies on third parties to market its products. There can be no assurance that the Company's marketing strategy will be successful. The Company's ability to market its products successfully in the future will be dependent on a number of factors, many of which are not within its control.

     Limited Commercial Products. The Company's principal activities since its formation in 1980 have been the research and development of products with commercial potential. Commercialization of the Company's products is subject to successful clinical testing and governmental approvals, the timing of which is not within the control of the Company and has taken and may continue to take longer than anticipated. Acceptance by the medical community of the Company's products is also necessary for their successful commercialization.

     Historical Operating Losses. Prior to 1995, the Company's revenues were not sufficient to offset the expenses incurred in its research, development and production activities. At March 31, 1997, the Company had an accumulated deficit of approximately $65.2 million. To the extent the Company is unable to sustain its recent profitability, its ability to continue its operations will depend upon its ability to secure additional funds from other sources. Revenue has in the past and may in the immediate future continue to display significant variations due to the level of sales of existing products, the introduction of new products and new research and development contracts and licensing arrangements, the completion or termination of those contracts and arrangements, the timing and amounts of milestone payments and the timing of regulatory approvals of products. The Company's profitability will be dependent on its success in developing, obtaining regulatory approvals for and effectively marketing its products. The annual cash flows of the Company have fluctuated significantly due to the impact of net income and losses, capital spending, working capital requirements and issuances of Common Stock and other financings. The Company expects that cash flow in the near future will be primarily determined by the levels of net income (loss) less depreciation and amortization, and financings, if any, undertaken by the Company.

     Capital Needs. The development and commercialization of products requires a substantial amount of funds. The Company's cash requirements are currently satisfied primarily through product sales. Historically, cash requirements were satisfied primarily through (i) product sales; (ii) funding of projects through collaborative research and development arrangements; (iii) contract fees; (iv) government of Israel funding of a portion of certain research and development projects; and (v) equity and debt financings. There can be no assurance that these financing alternatives will be available in the future to satisfy the Company's cash requirements. The Company believes that its remaining cash resources, together with anticipated product sales, scheduled payments to be made to BTG under its current agreements with pharmaceutical partners and third parties and continued funding from the Chief Scientist of the State of Israel (the "Chief Scientist") at current levels, will be sufficient to fund the Company's ongoing operations for the foreseeable future. There can, however, be no assurance that product sales will occur as anticipated, that scheduled payments will be made by third parties, that current agreements will not be canceled, that the Chief Scientist will continue to provide funding at current levels, or that unanticipated events requiring the expenditure of funds will not occur.

     The satisfaction of the Company's future cash requirements will depend in large part on the status of commercialization of the Company's products, the Company's ability to enter into additional research and development and licensing arrangements, and the Company's ability to obtain additional equity investments, if necessary. There can be no assurance that the Company will be able to obtain additional funds or, if such funds are available, that such funding will be on favorable terms. If additional funds are raised by issuing equity securities of the Company, dilution to existing stockholders may result. In addition, the indentures under which the Company's debt securities were issued limit the ability of the Company to satisfy its cash requirements through borrowings or the issuance of debt securities. The Company continues to seek additional collaborative research and development and licensing arrangements in order to provide revenue from sales of certain products and funding for a portion of the research and development expenses relating to the products covered, although there can be no assurance that the Company will be able to obtain such agreements. If adequate funds are not available, BTG may be required to significantly curtail one or more of its commercialization efforts or research and development programs or obtain funds through arrangements with collaborative partners or others on less favorable terms than might otherwise be available.

     Effect of Governmental Regulation. The Company is subject to regulation by numerous governmental authorities in the United States and other countries. All of the Company's products, manufacturing processes and facilities require governmental licensing or approval prior to commercial use. The approval process applicable to products of the type being developed by the Company usually takes five to seven years from the commencement of human clinical trials and typically requires substantial expenditures. The Company and its licensees may encounter significant delays or excessive costs in their respective efforts to secure necessary approvals or licenses. Before obtaining regulatory approval for the commercial sale of its products, the Company is required to conduct preclinical and clinical trials which demonstrate that the product is safe and efficacious for the treatment of the target disease. The results from preclinical animal studies and early clinical trials may not be predictive of results that will be obtained in large scale testing. A number of biotechnology companies have recently suffered significant setbacks in advanced clinical trials, even after experiencing promising results in preclinical and early human testing. Additionally, the rate of completion of clinical trials is dependent upon a number of factors, many of which are outside the Company's control, including the rate of patient enrollment. Patient enrollment is a function of several factors, including the size of the patient population and the proximity of patients to clinical sites. Delays in patient enrollment could result in increased costs and delays in completion of the clinical trials. In addition, preclinical and clinical trials must meet regulatory and institutional requirements. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, the Company and its partners may encounter delays or rejections based upon changes in the policies of regulatory authorities.

     Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of the Company's or its licensees' products. Failure to obtain requisite governmental approvals, or failure to obtain approvals of the scope requested, could delay or preclude the Company or its licensees from marketing their products, could limit the commercial use of the products and could also allow competitors time to introduce competing products ahead of product introduction by the Company and thereby have a material adverse effect on the Company's results of operations, liquidity and financial condition. Even after regulatory approval is obtained, use of the products could reveal side effects that, if serious, could result in suspension of existing approvals and delays in obtaining approvals in other jurisdictions.

     Regulation by governmental authorities in the United States and other countries is a significant factor affecting the timing of the commercialization of the Company's products and its ongoing research and development activities. The timing of regulatory approvals is not within the Company's control. To date, the length of time required to obtain regulatory approval of genetically-engineered products has been significantly longer than expected, both for the Company and the biotechnology industry in general. These delays have had, and if they continue could have, a material adverse effect on the results of operations and financial condition of the Company. The Company believes that these delays have in the past negatively impacted its ability to attract funding and that, as a result, the terms of such financings have been less favorable to the Company than they might otherwise have been had the Company's product revenues provided sufficient funds to finance the large costs of taking a product from discovery through commercialization. As a result, the Company has had to license the commercialization of many of its products to third parties in exchange for research funding and royalties on product sales; this will result in lower revenues than if BTG had commercialized the products on its own.

     Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, imposition of operating restrictions and criminal prosecutions. Further, FDA policy or similar policies of regulatory agencies in other countries may change and additional governmental requirements may be established that could prevent or delay regulatory approval of the Company's products.

     Uncertainty of Health Care Reimbursement. The Company's ability to successfully commercialize human therapeutic products may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available for the Company to maintain price levels sufficient for realization of an appropriate return on its investment in product development. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for use of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's health care products, the market acceptance of these products would be adversely affected. In addition, in recent years a number of federal and state health care reform proposals have been introduced to contain health care costs. There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation on the Company. Regulatory approval of prices is also required in most countries outside the United States. In particular, certain European countries will condition their approval of a product on the agreement of the seller not to sell the product for more than a certain price in that country. There can be no assurance that the establishment of a price in one European country will not have the practical effect of requiring the Company's marketing partners to sell the product in other European countries at no higher than such price. Because BTG generally supplies product to its marketing partners for a specified percentage of net sales, there can be no assurance that the resulting prices would be sufficient to generate an acceptable return on the Company's investment in its products or even cover the Company's manufacturing costs for such product.

     Risk of Technical Obsolescence; Highly Competitive Industry. Biotechnology has undergone rapid and significant technological change. The Company expects that this technology will continue to develop rapidly, and the Company's future success will depend, in large part, on its ability to maintain a competitive position. Rapid technological development may result in products or processes becoming obsolete before marketing of these products or before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. Numerous companies, including well-known pharmaceutical and biotechnology companies, are engaged in the business of researching and developing products similar to those of the Company. Many of these companies have substantially greater capital resources and larger research and development staffs and facilities than the Company. Such companies may succeed in their research, developing on a more timely basis products that may be more effective than any which may be developed by the Company. These companies may also be more successful than the Company in the production and marketing of such products.

     Retention of Key Personnel. The Company is dependent upon the efforts of its officers and scientists and other employees. The loss of certain of these key employees could materially and adversely affect the Company's business. There is a great deal of competition for the limited number of scientists with expertise in the area of the Company's operations. The business of the Company is dependent upon its ability to attract and retain qualified research and managerial personnel. The Company does not maintain, and has no current intention of obtaining, "key man" life insurance on any of its employees.

     Risk of Operations in Israel. The Company's primary research, development and production operations are at this time conducted in Israel and can be affected by economic, military and political conditions in that country and in the Middle East in general. The Company manages its Israeli operations with the object of protecting against any material net financial loss in U.S. dollars from the impact of Israeli inflation and currency devaluations on its non-U.S. dollar assets and liabilities. The Bank of Israel's monetary policy has been to manage the exchange rate while allowing the Consumer Price Index to rise by approximately 14% in 1994, 8% in 1995, 11% in 1996 and 2% in the first quarter of 1997. For those expenses linked to the Israeli Shekel, such as salaries and rent, this resulted in corresponding increases in these costs in U.S. dollars. In 1994, 1995, 1996 and the three months ended March 31, 1997, the Shekel was devalued by approximately 1%, 4%, 4% and 5%, respectively, against the U.S. dollar. Because of the insignificant devaluation of the Shekel against the U.S. dollar in 1994, 1995 and 1996 despite the annual rate of increase in the Consumer Price Index, BTG's cost of local goods and services, to the extent linked in whole or in part to the Consumer Price Index, increased in U.S. dollar terms. To the extent that expenses in Shekels exceed BTG's revenues in Shekels (which to date have consisted primarily of research funding from the Chief Scientist and product sales in Israel), the devaluations of Israeli currency have been and will continue to be a benefit to BTG's financial condition. However, should BTG's revenues in Shekels exceed its expenses in Shekels in any material respect, the devaluation of the Shekel will adversely affect BTG's financial condition. Further, to the extent the devaluation of the Shekel with respect to the U.S. dollar does not substantially offset the increase in the costs of local goods and services in Israel, BTG's financial results will be adversely affected as local expenses measured in U.S. dollars will increase. There can be no assurance that the government of Israel will continue to devalue the Shekel from time to time to offset the effects of inflation in Israel.

     Risk of Product Liability. The testing and marketing of the Company's products entail risk of product liability. Although the Company has so far been able to obtain indemnification from pharmaceutical companies commercializing its products, there can be no assurance that other such companies will agree in the future to indemnify the Company for other of the Company's products or that such companies will, if obligated to do so, have adequate resources to fulfill their indemnity agreements. Further, to the extent the Company elects to test or market products independently, it will bear the risk of product liability directly. The Company presently has $10,000,000 of product liability insurance coverage in place. Any successful product liability claim made against the Company could substantially reduce or eliminate any stockholders' equity the Company may have and could have a significant adverse impact on the future of the Company.

     Volatility of Share Price. The market prices for securities of biotechnology companies, including the Company, have been volatile, and it is likely that the price of the Common Stock will fluctuate in the future. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, announcements by the Company or its competitors of results in preclinical testing and clinical trials, governmental regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biotechnology products, changes in earnings estimates and recommendations by securities analysts, and market conditions in general may have a significant impact on the market price of the Common Stock. In addition, the market price of the Common Stock could be adversely affected by future exercises of outstanding warrants and options. At June 30, 1997, options and warrants to purchase an aggregate of approximately 5,600,519 shares and 4,706,549 shares, respectively, of Common Stock were outstanding. Substantially all of these options and warrants have exercise prices below the current market price of the Common Stock.

Additionally, substantially all of the shares of Common Stock issuable upon exercise of these outstanding options and warrants have been registered for resale under the Securities Act of 1933, as amended, and, accordingly, when issued will be freely tradable without restriction. In addition, the Company may issue additional stock, warrants and/or options to raise capital in the future. The Company may also issue additional securities in connection with its employee benefit plans. During the terms of such options and warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock. The exercise of such options and warrants may have an adverse effect on the market value of the Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing. To the extent the exercise prices of such options and warrants are less than the net tangible book value of the Common Stock at the time such options and warrants are exercised, the Company's stockholders will experience an immediate dilution in the net tangible book value of their investment. Further, the future sale of a substantial number of shares of Common Stock by existing stockholders and option and warrant holders may have an adverse impact on the market price of the Common Stock.

     Absence of Dividends. No dividends have been paid on the Common Stock to date and the Company does not anticipate paying dividends in the foreseeable future. The indenture under which the Company's Series B 11% Senior Secured Convertible Notes due October 15, 1998 were issued prohibits the payment of cash dividends on the Common Stock.

     Certain Anti-Takeover Effects. The Company's Board of Directors has the authority to issue up to 4,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, any such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of the Company.

                               USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                             SELLING STOCKHOLDERS

      The Company will supplement this Prospectus from time to time to include certain information concerning the security ownership of the Selling Stockholders and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

                              PLAN OF DISTRIBUTION

     The Company is registering the Shares on behalf of the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Stockholders (or their donees or pledgees).

     Sales of Shares may be effected from time to time in transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The Selling Stockholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the Shares, such Selling Stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act, which Rule would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

     The Selling Stockholders may be entitled under agreements entered into with the Company to indemnification against liabilities under the Securities Act.

                                  LEGAL MATTERS

     Legal matters relating to the Common Stock have been passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York 10103. Partners and Of Counsel of Fulbright & Jaworski L.L.P., as of July 15, 1997, beneficially owned an aggregate of 4,800 shares of the Company's Common Stock.

                                     EXPERTS

     The audited financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

================================================================================
NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPEC- TUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.




                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Available Information .................................................     2
Incorporation of Certain Documents by Reference........................     3
The Company............................................................     4
Risk Factors...........................................................     6
Use of Proceeds........................................................    16
Selling Stockholders...................................................    16
Plan of Distribution...................................................    17
Legal Matters..........................................................    17
Experts................................................................    18
================================================================================


================================================================================
                                    6,000,000
                                     Shares





                                 BIO-TECHNOLOGY
                                  GENERAL CORP.





                                  Common Stock




                                    ---------

                                   PROSPECTUS

                                    ---------



                                August 7, 1997



================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     The contents of the Company's Registration Statements on Form S-8 (File Nos. 33-51202 and 33-83904), as filed with the Securities and Exchange Commission on August 24, 1992 and September 12, 1994, respectively, are incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on August 6, 1997.

                                    Bio-Technology General Corp.

                                    By: /s/ SIM FASS
                                        ----------------------------------------
                                        (Sim Fass, Chairman of the Board,
                                        Chief Executive Officer and President)


                        -------------------------------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints SIM FASS and YEHUDA STERNLICHT, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                     Title                                      Date
---------                     -----                                      ----
/s/ SIM FASS                   Chairman of the Board, President,         August 6, 1997
-------------------------      CEO, and Treasurer
(Sim Fass)                     (Principal Executive Officer)


/s/ HERBERT J. CONRAD          Director                                  August 6, 1997
------------------------
(Herbert J. Conrad)

/s/ MOSES MARX                 Director                                  August 6, 1997
------------------------
(Moses Marx)

/s/ ALLAN ROSENFIELD           Director                                  August 6, 1997
------------------------
(Allan Rosenfield)

/s/ DAVID TENDLER              Director                                  August 6, 1997
------------------------
(David Tendler)

/s/ VIRGIL THOMPSON            Director                                  August 6, 1997
------------------------
(Virgil Thompson)

/s/ DAN TOLKOWSKY              Director                                  August 6, 1997
------------------------
(Dan Tolkowsky)

/s/ FAYE WATTLETON             Director                                  August 6, 1997
------------------------
(Faye Wattleton)

/s/ HERBERT WEISSBACH          Director                                  August 6, 1997
------------------------
(Herbert Weissbach)

/s/ YEHUDA STERNLICHT          Vice President_Finance and                August 6, 1997
------------------------       Chief Financial Officer
(Yehuda Sternlicht)            (Principal Financial and
                               Accounting Officer)



                                INDEX TO EXHIBITS

     Exhibit No.  Description
     -----------  -----------

      4(a)     Bio-Technology General Corp. 1992 Stock Option Plan, as amended

      4(b)     Form of Incentive Stock Option Agreement+(1)

      4(c)     Form of Restricted Stock Option Agreement+(1)

      5        Opinion of Fulbright & Jaworski L.L.P.

      23(a)    Consent of Arthur Andersen L.L.P.

      23(b)    Consent of Fulbright & Jaworski L.L.P.
               (included in Exhibit 5)

      24 Power of Attorney authorizing representatives to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement on behalf of Bio-Technology General Corp. and certain directors and officers thereof (included on signature page).

--------------
+ Previously filed

(1) Filed as an Exhibit to the Company's Registration Statement on Form S-8 (No. 33-51202), as filed with the Securities and Exchange Commission on August 24, 1992, which is incorporated herein by reference.